As filed with the Securities and Exchange Commission on January 6, 2004

Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________

Flamel Technologies S.A. (Exact name of registrant as specified in its charter)

The Republic of France (State or other jurisdiction of incorporation or organization)

N/A

(I.R.S. Employer Identification No.)

Parc Club du Moulin A Vent 33, avenue du Dr. Georges Levy 69693 Venissieux Cedex FRANCE (33) 4 72 78 34 34

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stock Option Plan dated May 10, 1996
Stock Option Plan dated November 20, 2000
Stock Option Plan dated December 19, 2001
Stock Option Plan dated February 18, 2003
Stock Option Plan dated November 7, 2003
Warrants to Directors
(Full title of the Plan)

CT Corporation System 1633 Broadway New York, New York 10019 (212) 664-1666
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Amy Bowerman Freed Stephanie D. Marks Hogan & Hartson L.L.P. 111 S. Calvert Street Baltimore, Maryland 21202 (410) 659-2700
CALCULATION OF REGISTRATION FEE

	Amount	Proposed maximum		Proposed maximum		Amount of
Title of securities	to be	offering price		aggregate offering		registration
to be registered	registered (1)	per share		price		fee

Ordinary Shares represented by American Depositary Shares	772,500	$26.77	(2)	$20,679,825	(2)	$1,673.00	(2)

Ordinary Shares represented by American Depositary Shares	3,220,000	$9.72	(3)	$31,298,400	(3)	$2,532.04	(3)

Ordinary Shares represented by American Depositary Shares	245,000	$10.98	(4)	$2,690,100	(4)	$217.63	(4)

Total						$4,422.67

(1)    Each Ordinary Share is represented by one American Depositary Share.
(2)    Estimated solely for calculating the amount of the registration fee pursuant to paragraphs (c) and (h) of Rule 457 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The calculation of the registration fee is based on $26.77, which was the average of the high and low sales price of the American Depository Shares on the NASDAQ National Market on January 2, 2004.
(3)    Estimated solely for calculating the amount of the registration fee pursuant to paragraph (h) of Rule 457 promulgated under the Securities Act.
(4)    Estimated solely for calculating the amount of the registration fee pursuant to paragraph (g) of Rule 457 promulgated under the Securities Act.

Exhibit Index Appears on page 6.

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                 The following documents, filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into the Registration Statement:

                 (a)     The Registrant’s Annual Report on Form 20-F for the year ended December 31, 2002;

                 (b)     Reports of Foreign Issuer on Form 6-K pursuant to Rules 13a-16 and 15d- 16 filed with the Commission on April 2, May 9, July 15, August 15, September 17, October 28, and December 31, 2003; and

                 (c)     The description of the Registrant’s Ordinary Shares, nominal value approximately 0.122 euro per share (the “Ordinary Shares”), and the American Depositary Shares representing the Ordinary Shares, contained in its Registration Statement on Form F-1 on April 19, 1996, as amended, pursuant to the Securities Act.

                 In addition, all documents filed by the Registrant with the Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.     DESCRIPTION OF SECURITIES

                 Inapplicable

Item 5.     INTERESTS OF NAMED EXPERTS AND COUNSEL

                 Inapplicable

Item 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

                 The Registrant maintains liability insurance for its directors and principal executive officers, including insurance against liabilities under the Securities Act.

Item 7.     EXEMPTION FROM REGISTRATION CLAIMED

                 Inapplicable

Item 8.     EXHIBITS

Exhibit No.	Description of Exhibits

5.1	Opinion of Cariddi, Mee, Rué/Hogan & Hartson L.L.P. regarding the legality of the securities being registered.
23.1	Consent of Ernst & Young Audit.
23.2	Consent of Cariddi, Mee, Rué/Hogan & Hartson L.L.P. (included in Exhibit 5.1).
24.1	Power of Attorney (reference is made to the signature page).

Item 9.     UNDERTAKINGS

                 1.     The Registrant hereby undertakes:

                         (a)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                             (i)     to include any prospectus required by Section 10(a)(3) of the Securities Act;

                             (ii)     to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                             (iii)     to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                          (b)     That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                          (c)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                 2.     The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 3.     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on this 6th day of January, 2004.

FLAMEL TECHNOLOGIES S.A.
By:	/s/ Gerard Soula Gerard Soula President, Chief Executive Officer and Director

POWER OF ATTORNEY

     Each of the undersigned officers and directors of Flamel Technologies S.A. hereby severally constitutes and appoints Gerard Soula as the attorney-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all pre- or post-effective amendments to this Registration Statement, any subsequent registration statement for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any and all pre- or post- effective amendments thereto, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Gerard Soula Gerard Soula	President, Chief Executive Officer and Director, (Principal Financial Officer)	January 6, 2004
/s/ Stephen H. Willard Stephen H. Willard	Chief Financial Officer, General Counsel and Director, (Principal Financial Officer)	January 6, 2004
/s/ Valerie Danaguezian Valerie Danaguezian	Finance Controller (Principal Accounting Officer)	January 6, 2004
/s/ Raul Cesan Raul Cesan	Director	January 6, 2004
/s/ Jean-Noel Treilles Jean-Noel Treilles	Director	January 6, 2004
/s/ William Dearstyne William Dearstyne	Director	January 6, 2004
/s/ Michel Greco Michel Greco	Director	January 6, 2004

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INDEX TO EXHIBITS

Exhibit No.	Description of Exhibits

5.1	Opinion of Cariddi, Mee, Rué/Hogan & Hartson L.L.P. regarding the legality of the securities being registered.
23.1	Consent of Ernst & Young Audit.
23.2	Consent of Cariddi, Mee, Rué/Hogan & Hartson L.L.P. (included in Exhibit 5.1).
24.1	Power of Attorney (reference is made to the signature page).

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